UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2018

BROADWIND ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34278	88-0409160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3240 South Central Avenue, Cicero, Illinois 60804

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (708) 780-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2018, the board of directors of Broadwind Energy, Inc. (the “Company”) appointed Eric Blashford, currently President of the Company’s wholly-owned subsidiary Broadwind Towers (“Broadwind Towers”), as Chief Operating Officer (“COO”) of the Company, effective May 4, 2018. Mr. Blashford will also retain his title as President of Broadwind Towers.

Mr. Blashford, age 53, has served as President of Broadwind Towers since October 2014, when he joined the Company.  Prior to joining the Company, from January 2012 to October 2014, he served as President of a group of companies owned by The Heico Companies, LLC, including Barko Hydraulics, LLC, Pettibone Traverse Lift, LLC and Tiffin Parts, LLC, all of which are manufacturers of heavy duty off road vehicles (and parts) for the forestry, material handling, oil and gas and construction industries.  Mr. Blashford holds a Bachelor of Science in Business Administration degree in Accounting from the University of Akron and a Master of Business Administration degree from Kent State University, and is a registered Certified Public Accountant (non-practicing) in the state of Ohio. Mr. Blashford has no related party transactions with the Company reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of the Company.

In connection with his appointment, Mr. Blashford will receive an annual base salary of $310,000 and a grant of a restricted stock unit for 50,000 shares of Company common stock under the Company’s 2015 Equity Incentive Plan, which vests in full on the third anniversary of the date of grant.  He will be eligible for participation in the Company’s Executive Short-Term Incentive Plan, with a target award of 50% of his base salary. His bonus for 2018 will be pro-rated based on the date of his appointment.

On May 4, 2018, the Company entered into a Severance and Non-Competition Agreement (the “Agreement”) with Mr. Blashford. The Agreement includes non-competition and non-solicitation covenants that continue for 12 months after termination of employment and provisions regarding confidentiality. The Agreement also provides that, upon termination of Mr. Blashford’s employment by the Company without “cause” (as defined in the Agreement), the Company shall pay to Mr. Blashford (a) unpaid base salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then-applicable bonus plan or program to the effective date of termination; and (b) if Mr. Blashford has been employed by the Company or an affiliate or subsidiary thereof for a period of at least 12 months prior to the effective date of termination (and only in such event), then severance in an amount equal to Mr. Blashford’s then-current base salary for a period of 12 months. The Agreement also provides that, upon a “change of control” (as defined in the Agreement) and subsequent termination of Mr. Blashford’s employment by the Company without cause, the Company shall pay to Mr. Blashford an amount equal to (i) unpaid base salary, bonus and benefits accrued up to the effective date of termination, and (ii) a lump sum payment equal to Mr. Blashford’s then-current base salary for a period of 18 months.

 The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement which is filed as Exhibit 10.1 hereto and incorporated by reference herein.  The related press release is attached to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Severance and Non-Competition Agreement dated as of May 4, 2018 between Broadwind Energy, Inc. and Eric Blashford
99.1	Press Release dated May 3, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND ENERGY, INC.

May 3, 2018	By:	/s/ Stephanie K. Kushner

Stephanie K. Kushner
President and Chief Executive Officer
(Principal Executive Officer)